Exhibit 99.1

ADOMANI® TO EXCHANGE WARRANTS FOR SHARES OF COMMON STOCK

Corona, CA / ACCESSWIRE/ DECEMBER 3, 2020 / ADOMANI, Inc. (OTCQB: ADOM) a provider of new zero-emission, purpose-built electric vehicles and drivetrain solutions, is pleased to announce that it has entered into exchange agreements (the “Exchange Agreements”) with the holders of outstanding warrants of the Company to purchase 5,499,997 shares of its common stock issued in January 2018.

Pursuant to the Exchange Agreements, the holders agreed to cancel the warrants in exchange for the issuance of 27,499,985 shares of the Company’s common stock. The closing of the exchange is expected to occur on December 4, 2020. The shares will be issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act of 1933, as amended.

“This is a very significant moment for ADOMANI,” said Phillip Oldridge, ADOMANI’s CEO. He continued, ”Certain terms of these warrants have made it challenging to raise critically important growth capital, which has impacted our core business activities.  Specifically, the price and share reset provisions in the warrants would have required us to adjust the warrants in such a manner as to potentially cause massive dilution to our existing stockholders had we done a financing at our recent historical trading prices.  We believe this is the better outcome for ADOMANI and its stockholders under the circumstances.”

Mr. Oldridge went on to say, “We look forward to a continued relationship with these investors as we execute on our business plan. We believe the exchange of these warrants for common stock will be a key milestone toward unlocking the value within ADOMANI’s position in the electric transportation industry.”

About ADOMANI®

ADOMANI, Inc. is a provider of new zero-emission electric vehicles and is a provider of zero-emission electric drivetrain systems for integration in medium to heavy-duty commercial fleet vehicles, as well as re-power conversion kits for the replacement of drivetrain systems in combustion-powered vehicles. ADOMANI’s zero-emission electric vehicles are focused on reducing the total cost of vehicle ownership and help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price cost instability and local, state and federal environmental regulatory compliance. For more information visit www.ADOMANIelectric.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in reports filed by ADOMANI with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “outlook,” “designed” and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

Except as required by law, ADOMANI undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Investor Relations Contact:

ADOMANI, Inc.

Michael K. Menerey, Chief Financial Officer

Telephone: (951) 407-9860 ext. 1205

Email: mike.m@ADOMANIelectric.com

SOURCE: ADOMANI, Inc.